FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

FIRST QUARTER HIGHLIGHTS:

•	$70.3 million in revenue, 12% over the first quarter of fiscal 2006

•	Earnings per share of $0.12 ($0.13 excluding restructuring charge, net of taxes - non-GAAP measure)

•	Growth in sales to the food and beverage market

•	Launch of six new food and beverage products containing life’sDHA™

COLUMBIA, MD – March 7, 2007: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the first quarter of fiscal 2007 (1st Qtr 07), which ended January 31, 2007. For the 1st Qtr 07, revenues of $70.3 million were achieved, a 12% increase compared to $62.9 million for the first quarter of fiscal 2006 (1st Qtr 06). For the 1st Qtr 07, Martek generated net income of approximately $3.8 million, or $0.12 per diluted share, compared to net income of $5.6 million, or $0.17 per diluted share, for the 1st Qtr 06. Excluding expenses related to the Company’s October 2006 plant restructuring, the Company’s net income on a non-GAAP basis would have been $4.1 million, or $0.13 per diluted share, for the 1st Qtr 07 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter, Chief Executive Officer Steve Dubin stated: “I am encouraged by the progress made in each of Martek’s key focus areas during the first quarter:  increasing penetration in the international infant formula markets, expanding the use of DHA outside of infant formula, improving gross margins, and developing new products.  We will continue to focus on these areas throughout the remainder of the year.  Revenues for the first quarter reflect growth in all market segments.  The use of our DHA and ARA oils in infant formulas outside of the U.S., particularly in Asia, continues to increase, and at the same time we continue to gain momentum in markets beyond infant formula.  Two perinatal products and nine food and beverage products containing life’sDHA™ have been launched since the start of fiscal 2007, and I expect approximately 15 to 20 additional food and beverage products containing life’sDHA™, with varying distribution volumes, to hit store shelves by the end of our fiscal year.  Lastly, we experienced an improvement in our gross margin during the quarter when compared to the fourth quarter of 2006, and anticipate further improvements later in the year as a result of the previous restructuring of our manufacturing operations and a decrease in the cost of our 2007 ARA purchases.”

Revenues

Product sales of $66.7 million were generated in the 1st Qtr 07, a 10% increase from $60.5 million for the 1st Qtr 06. The breakdown of product sales by market in the 1st Qtr 07 as compared to the 1st Qtr 06 is as follows:

	Three months ended January 31,
	2007	2006
Infant formula market	$60,852	$56,911
Food and beverage market	721	300
Pregnancy and nursing, nutritional supplements and animal feeds	3,973	2,422
Other non-nutritionals	1,166	864

Total product sales	$66,712	$60,497

Increased sales to the infant formula market reflect growth in sales to Martek’s customers in both the U.S. and international infant formula markets. Launches of new products with life’sDHA™ resulted in higher sales to the food and beverage market in the 1st Qtr 07. Sales related to other non-infant formula nutritional applications increased significantly due to an overall expansion of Martek’s customer base in both the pregnancy and nursing and nutritional supplements markets.

Contract manufacturing revenues in the 1st Qtr 07 totaled $3.5 million compared to $2.4 million in the same period in 2006.

Gross Margin and Operating Expenses

Gross margin percentage for the 1st Qtr 07 was 36.3%, the low-end of our predicted margin range for the first quarter. The 1st Qtr 07 gross margin represents a decrease compared to 39.2% for the 1st Qtr 06, but an increase compared to 35.0% for the fourth quarter of fiscal 2006. As previously disclosed, Martek’s gross margin for the 1st Qtr 06 was negatively affected by ARA cost increases. However, in addition, our 1st Qtr 07 gross margin was impacted by lower than expected contract manufacturing margins (4% in the 1st Qtr 07). These negative effects were partially offset by a significant reduction in idle capacity costs as the Company has begun realizing the projected benefits of its October 2006 restructuring of plant operations. As discussed below, in fiscal 2007, we expect a reduction to the purchase cost of ARA which should yield improvements to our gross margin percentage in the second half of this fiscal year.

Research and development expenses in the 1st Qtr 07 were $6.2 million, an increase of $700,000 from the 1st Qtr 06 due mainly to additional costs incurred by the Company on food application and new product development.

Selling, general and administrative expenses increased to $12.0 million in the 1st Qtr 07 compared to $9.9 million in the 1st Qtr 06. The increase is due to mainly to higher sales and marketing costs associated with the Company’s efforts to accelerate its penetration into non-infant formula markets through sales force growth and increases in public relations and advertising.

Consistent with our expectations, restructuring charges in the 1st Qtr 07 were $500,000 and related primarily to outplacement-related professional services. The Company anticipates incurring approximately $400,000 of additional restructuring costs during the remainder of fiscal 2007.

Liquidity

As of January 31, 2007, Martek had $19.2 million in cash and had $94 million available under its long-term revolving credit facility. During the 1st Qtr 07, the Company used $4.9 million in connection with its operating activities. This cash outflow was due primarily to an inventory increase, employee separation payments associated with the October 2006 plant restructuring, and yearend incentive compensation payments. During the 1st Qtr 07, the Company’s inventory balance grew by approximately $6 million. This growth was the result of increases to ARA on-hand primarily due to the campaign nature of third-party production which is designed to optimize economies of scale through large production runs several times per year. Although Martek expects a slight increase in inventory during the Company’s second quarter, we expect a decline in our inventory balances during the third and fourth quarters of fiscal 2007 to levels close to that at the end of fiscal 2006. We also anticipate generating positive cash from operations in the second quarter as well as for the full fiscal year 2007.

Recent Highlights

•	New Products Launched Containing life’sDHA™ and Co-Branded with the life’sDHA™ logo –

Foods and Beverages

•	General Mills launched Yoplait Kids® with life’sDHA™.

•	WhiteWave Foods launched Silk® Plus Omega-3 DHA Soymilk with life’sDHA™.

•	ZenSoy launched “Soy on the Go” Soymilk with life’sDHA™.

•	Life Science Nutritionals launched Nutri-Kids Nutrition-2-Go™ with life’sDHA™.

•	NutraBella launched new Bellybar™ flavor with life’sDHA™.

•	FoodTech International launched Veggie Patch™ All Natural California Veggie Burgers with life’sDHA™.

Perinatal Products

•	Everett Laboratories launched Vitafol® -OB+DHA with life’sDHA™.

•	Mission Pharmacal launched Citracal® Prenatal 90 + DHA with life’sDHA™.

•	New Data Published on Benefits of DHA – Recently published reports further discuss the benefits of DHA supplementation.

•	An independent study published in the Journal of the American College of Nutrition (December 2006) compared Martek’s life’sDHA™ (algal oil) to DHA plus EPA (fish oil) for their ability to lower triglycerides in subjects with coronary artery disease and elevated triglycerides, most of whom were undergoing statin therapy. Both supplements significantly lowered triglycerides, but only life’sDHA™ increased high density (good) cholesterol. The authors concluded that there was no added benefit provided by EPA for lowering triglycerides at this level. The authors of the study also indicated that life’sDHA™ was better tolerated by the study participants than fish oil, noting that a greater proportion of subjects in the fish oil group reported fishy taste as a problem with their treatment.

•	An independent study published online in the journal Early Human Development (January 2007) reported the results of a comparison between children who were breastfed as infants to both children who as infants used DHA and ARA supplemented formula and children who as infants did not use DHA and ARA supplemented formula. The results indicated that children who received the supplemented formula had visual and verbal IQ scores that did not differ significantly from children who had been breastfed and such scores were better than children that did not receive supplemented formula. Martek’s oils were used in the study.

Management Outlook

For the second quarter of fiscal 2007 (2nd Qtr 07), we expect total revenues to be between $73 million and $75 million, net income to be between $4.8 million and $5.8 million, and diluted earnings per share to be between $0.15 and $0.18. Costs associated with the October 2006 plant restructuring in the 2nd Qtr 07 are estimated to be approximately $200,000.

We anticipate that our gross margin will be between 36.5% and 37.5% in the 2nd Qtr 07. This margin will continue to reflect the negative effects of higher ARA purchase costs during 2006. However, because we are now purchasing ARA at costs lower than in 2006 and beginning to realize the full economic benefit of the Company’s October 2006 plant restructuring, we expect improvement in our gross margin over the last six months of fiscal 2007 with fourth quarter gross margin projected to be at least 40%. This improvement will occur gradually each quarter due to Martek’s “first-in first-out” accounting for inventory.

Our total revenues in fiscal 2006 included approximately $12 million in nutritional oil sales to non-infant formula markets, primarily the pregnancy and nursing, nutritional supplements and food and beverage markets. For fiscal 2007, we expect these non-infant formula revenues to be between $22 million and $26 million. In addition, although we may experience quarter-to-quarter fluctuations in sales to our core infant formula customers, we expect growth in our core infant formula business in 2007. Through this revenue growth and the gross margin recovery described above, we anticipate improvement in overall profitability as compared with fiscal 2006.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share that exclude the restructuring charge. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when the non-recurring restructuring charge was not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP for the 1st Qtr 07 to the non-GAAP financial measure included herein ($ in thousands):

Net income, as reported under GAAP	$3,779
Add: Restructuring charge	518
Deduct: Tax benefit of restructuring charge	(188)

Non-GAAP net income measure	$4,109

Non-GAAP diluted earnings per share	$0.13

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly and annual earnings and other current business issues on Wednesday, March 7, 2007 at 4:45 p.m. Eastern Time by accessing Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on April 7, 2007.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) our expectations regarding customer penetration levels, and our rate of revenue and profitability growth in fiscal 2007; (2) our expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (3) our expectations regarding cash flows from operations and changes in inventory levels during fiscal 2007; (4) our expectations regarding the effects of the plant restructuring on future manufacturing costs, operating expenses and improvement in gross profit margin, and the timing of these effects; (5) our expectations regarding additional costs in fiscal 2007 associated with the plant restructuring; (6) our statements regarding specific revenue, gross margin and income expectations for the second quarter of fiscal 2007; (7) our expectations regarding 2007 ARA purchase costs; (8) our expectations regarding the effect of ARA costs and the plant restructuring on gross profit margins in fiscal 2007; and (9) our expectations regarding launches by our customers of products containing life’sDHA™. Furthermore, although we anticipate growth in annual sales and profitability, our operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended January 31,
	2007	2006
Revenues:
Product sales	$66,712	$60,497
Contract manufacturing sales	3,549	2,395

Total revenues	70,261	62,892

Cost of revenues:
Cost of product sales	40,770	34,467
Cost of contract manufacturing sales	3,423	2,039
Idle capacity costs	584	1,703

Total cost of revenues	44,777	38,209

Gross margin	25,484	24,683

Operating expenses:
Research and development (1)	6,166	5,480
Selling, general and administrative (1)	11,954	9,867
Restructuring charge	518	—
Other operating expenses	473	41

Total operating expenses	19,111	15,388

Income from operations	6,373	9,295
Interest and other, net	(441)	(501)

Income before income tax provision	5,932	8,794
Income tax provision (1)	2,153	3,211

Net income	$3,779	$5,583

Basic earnings per share	$0.12	$0.17

Diluted earnings per share	$0.12	$0.17

Shares used in computing basic earnings per share	32,180,760	32,055,930
Shares used in computing diluted earnings per share	32,366,426	32,431,559
(1) Includes the following amounts related to equity-based
compensation expense:
Research and development	$209	$352
Selling, general and administrative	400	636
Income tax provision	(221)	(361)

Condensed Consolidated Balance Sheets Data

	January 31,	October 31,
	2007	2006
Assets:
Cash, cash equivalents and short-term investments	$19,152	$26,828
Accounts receivable, net	34,401	32,746
Inventories, net	118,731	112,320
Other current assets	9,733	10,074
Property, plant and equipment, net	293,564	291,445
Long-term deferred tax asset	38,082	39,969
Goodwill and other, net	86,979	87,464

Total assets	$600,642	$600,846

Liabilities and stockholders’ equity:
Current liabilities	$39,409	$49,786
Non-current liabilities	60,693	55,612
Stockholders' equity	500,540	495,448

Total liabilities and stockholders’ equity	$600,642	$600,846

Condensed Consolidated Cash Flow Data

	Three months ended January 31,
	2007	2006
Operating activities:
Net income	$3,779	$5,583
Non-cash items	7,612	8,271
Changes in operating assets and liabilities, net	(16,323)	(13,676)

Net cash (used in) provided by operating activities	(4,932)	178

Investing activities:
Expenditures for property, plant and equipment	(1,628)	(2,415)
Lease repurchase and other investing activities, net	(6,620)	(880)

Net cash used in investing activities	(8,248)	(3,295)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(252)	(2,252)
Borrowings under revolving credit facility, net	5,000	8,000
Proceeds from stock option exercises and other, net	756	707

Net cash provided by financing activities	5,504	6,455

Net change in cash, cash equivalents and short-term investments	(7,676)	3,338
Cash, cash equivalents and short-term investments, beginning of period	26,828	33,347

Cash, cash equivalents and short-term investments, end of period	$19,152	$36,685